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                                 ASSET PURCHASE AGREEMENT
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                                      by and between
                     JARAD BROADCASTING COMPANY OF PENNSYLVANIA, INC.
                                           and
                                     RADIO ONE, INC.
                               for the sale and purchase of
                                     Station WDRE(FM)

                               Dated as of December 6, 1996

 .

1.   RULES OF CONSTRUCTION ............................................  1
     1.1  Defined Terms ...............................................  1
     1.2  Other Definitions ...........................................  5
     1.3  Number and Gender ...........................................  5
     1.4  Headings and Cross-References ...............................  5
     1.5  Computation of Time .........................................  5

2.   ASSETS TO BE CONVEYED ............................................  5
     2.1  Purchased Assets ............................................  5
          (a) Licenses.................................................  5
          (b) Equipment ...............................................  5
          (c) Contracts and Agreements ................................  5
          (d) Programming Materials ...................................  7
          (e) Intellectual Property ...................................  7
          (f) Intangible Property .....................................  7
          (g) Business Records ........................................  7
          (h) Station Records .........................................  7
     2.2  Excluded Assets .............................................  7
          (a) Receivables .............................................  7
          (b) Cash and Investments  ...................................  7
          (c) Disposed Personal Property ..............................  7
          (d) Insurance ...............................................  7
          (e) Employee Benefit Assets .................................  7
          (f) Contracts ...............................................  8
          (g) Tax items ...............................................  8
          (h) Corporate Records .......................................  8
          (i) Call Letters ............................................  8

3.   ESCROW DEPOSIT ...................................................  8

4.   PURCHASE PRICE AND METHOD OF PAYMENT .............................  8
     4.1    Consideration .............................................  8
     4.2    Payment at Closing ........................................  8

                                        i
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     4.3    Allocation  ...............................................  9
     4.4    Seller's Liabilities ......................................  9

5.   HART-SCOTT-RODINO ................................................  9

6.   SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS ...............  9
     6.1    Existence, Power and Identity .............................  9
     6.2    Binding Effect ............................................ 10
     6.3    No Violation .............................................. 10
     6.4    Conveyance of Assets ...................................... 10
     6.5    Governmental Authorizations................................ 10
     6.6    Equipment ................................................. 11
     6.7    Contracts ................................................. 11
     6.8    Promotional Rights ........................................ 12
     6.9    Insurance ................................................. 12
     6.10   Financial Statements ...................................... 12
     6.11   Employees ................................................. 13
     6.12   Employee Benefit Plans .................................... 13
     6.13   Environmental Protection .................................. 14
     6.14   Compliance with Law ....................................... 15
     6.15   Litigation ................................................ 15
     6.16   Insolvency Proceedings .................................... 16
     6.17   Sales Agreements .......................................... 16
     6.18   Sufficiency of Assets ..................................... 16
     6.19   Related Parties ........................................... 16
     6.20   Taxes ..................................................... 16
     6.21   No Misleading Statements .................................. 16

7.   BUYER'S REPRESENTATIONS, WARRANTIES AND COVENANTS ................ 17
     7.1.   Existence and Power ....................................... 17
     7.2.   Binding Effect ............................................ 17
     7.3.   No Violation .............................................. 17
     7.4.   Litigation ................................................ 17
     7.5.   Licensee Qualifications ................................... 18
     7.6.   Financial Qualifications .................................. 18
     7.7.   No Misleading Statements .................................. 18

8.   PRE-CLOSING OBLIGATIONS .......................................... 18
     8.1.   Application for Commission Consent ........................ 18
     8.2.   Access .................................................... 18
     8.3.   Operations Prior to Closing ............................... 19

                                       ii
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     8.4.   Damage .................................................... 20
            (a) Risk of Loss .......................................... 20
            (b) Failure of Broadcast Transmissions .................... 21
            (c) Resolution of Disagreements ........................... 21
     8.5.   Administrative Violations ................................. 21
     8.6.   Bulk Sales Act ............................................ 21
     8.7.   Control of Station ........................................ 22
     8.8.   Audit ..................................................... 22
     8.9.   Time Brokerage and Operating Agreement .................... 22
     8.10.  Closing Obligations ....................................... 22

9.   STATUS OF EMPLOYEES .............................................. 22
     9.1.   Employment Relationship ................................... 22
     9.2.   Buyer's Right to Employ ................................... 22

10.  CONDITIONS PRECEDENT ............................................. 23
     10.1.  Mutual Conditions ......................................... 23
            (a) Approval of Assignment Application .................... 23
            (b) Absence of Litigation ................................. 23
            (c) Hart-Scott-Rodino ..................................... 23
            (d) Noncompetition Agreement .............................. 23
     10.2.  Additional Conditions to Buyer's Obligation ............... 23
            (a) Representations and Warranties ........................ 23
            (b) Compliance with Conditions ............................ 23
            (c) Discharge of Liens .................................... 24
            (d) Third-Party Consents .................................. 24
            (e) Estoppel Certificates ................................. 24
            (f) Opinion of Seller's Counsel ........................... 24
            (g) Final  Order .......................................... 25
            (h) Closing Documents ..................................... 25
     10.3.  Additional Conditions to Seller's Obligation .............. 26
            (a) Representations and Warranties ........................ 26
            (b) Compliance with Conditions ............................ 26
            (c) Opinion of Buyer's Counsel ............................ 26
            (d) Assumption of Liabilities ............................. 27

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

            (e) Payment ............................................... 27
            (f) Closing Documents ..................................... 27

11.  CLOSING .......................................................... 27

12.  PRORATIONS ....................................................... 27
     12.1.  Apportionment of Expenses ................................. 27
     12.2.  Determination and Payment ................................. 27

13.  POST-CLOSING OBLIGATIONS ......................................... 28
     13.1.  Collection of Accounts Receivable ......................... 28
     13.2.  Indemnification ........................................... 28
            (a) Buyer's Right to Indemnification ...................... 28
            (b) Seller's Right to Indemnification ..................... 29
            (c) Procedure for Indemnification ......................... 29
            (d) Assignment of Claims .................................. 30
            (e) Indemnification Sole Remedy ........................... 30
            (f) De minimis Amount ..................................... 30
     13.3.  Liabilities ............................................... 30

14.  DEFAULT AND REMEDIES ............................................. 30
     14.1.  Opportunity to Cure ....................................... 30
     14.2.  Seller's Remedies ......................................... 31
     14.3.  Buyer's Remedies .......................................... 31

15.  TERMINATION OF AGREEMENT ......................................... 31
     15.1.  Failure to Close .......................................... 31
     15.2.  Designation for Hearing ................................... 32

16.  GENERAL PROVISIONS ............................................... 32
     16.1.  Brokerage ................................................. 32
     16.2.  Fees ...................................................... 32
     16.3.  Notices ................................................... 32
     16.4.  Assignment ................................................ 33
     16.5.  Exclusive Dealings ........................................ 34
     16.6.  Third Parties ............................................. 34
     16.7.  Indulgences ............................................... 34

     16.8.  Survival of Representations and Warranties ................ 34
     16.9.  Prior Negotiations ........................................ 34
     16.10. Exhibits and Appendices ................................... 34
     16.11. Entire Agreement; Amendment ............................... 35
     16.12. Counsel ................................................... 35
     16.13. Governing Law, Jurisdiction ............................... 35
     16.14. Severability .............................................. 35
     16.15. Counterparts .............................................. 35
     16.16. Further Assurances ........................................ 35
     16.17. Tax Free Exchange ......................................... 36
     16.18. No Disclosure ............................................. 36


                                        v

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TABLE OF EXHIBITS

EXHIBIT 1 -- Form of Escrow Agreement
EXHIBIT 2 -- Form of Noncompetition Agreement

TABLE OF APPENDICES

APPENDIX A                    FCC Licenses

APPENDIX B                    Equipment

APPENDIX C                    Contracts

APPENDIX D                    Intellectual Property

APPENDIX E                    Seller's Places of Business

APPENDIX F                    Permitted Encumbrances

APPENDIX G                    Insurance

APPENDIX H                    Employees

APPENDIX I                    Employment and Benefits Agreements

APPENDIX J                    Environmental

APPENDIX K                    Litigation

                            ASSET PURCHASE AGREEMENT

     This Agreement, made and entered into as of this 6th day of December, 1996, by and between Jarad Broadcasting Company of Pennsylvania, Inc., a Pennsylvania corporation ("Seller"), and Radio One, Inc., a Delaware corporation ("Buyer").

                                WITNESSETH THAT:

     WHEREAS, Seller is the licensee of Station WDRE(FM), 103.9 MHz, Jenkintown, Pennsylvania (the "Station"); and

     WHEREAS, the parties desire that Buyer purchase certain assets used or held for use in the operation of the Station and acquire the authorizations issued by the Federal Communications Commission (the "Commission") for the operation of the Station; and

     WHEREAS, the authorizations issued by the Commission may not be assigned to Buyer without the Commission's prior consent.

     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties, intending to be legally bound, agree as follows:

1. RULES OF CONSTRUCTION.

     1.1. DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

     "ACCOUNTS RECEIVABLE" means the cash accounts receivable of Seller arising from Seller's operation of the Station prior to Closing.

     "ADMINISTRATIVE VIOLATION" means those violations described in Section 8.5 hereof.

     "ASSIGNMENT APPLICATION" means the application on FCC Form 314 that Seller and Buyer shall join in and file with the Commission requesting its consent to the assignment of the FCC Licenses (as hereinafter defined) from Seller to Buyer.

     "BUSINESS RECORDS" means all business records of Seller (including logs, public file materials and engineering records) relating to or used in the operation of the Station and not relating solely to Seller's internal corporate affairs.

     "BUYER" means Radio One, Inc., a Delaware corporation.

     "BUYER DOCUMENTS" means those documents, agreements and instruments to be executed and delivered by Buyer in connection with this Agreement as described in Section 7.2.

     "CLOSING" means the consummation of the Transaction (as hereinafter defined).

     "CLOSING DATE" means the date on which the Closing takes place, as determined pursuant to Section 11.

     "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "COLLECTION PERIOD" means the 180-day period following the Closing Date during which Buyer shall collect the Accounts Receivable of Seller, subject to the provisions of Section 13.1.

     "COMMISSION" means the Federal Communications Commission.

     "COMMUNICATIONS ACT" shall mean the Communications Act of 1934, as amended.

     "CONTRACTS" means those contracts, leases and other agreements listed or described in Appendix C which are in effect on the date hereof and which Buyer has agreed to assume, but not including Sales Agreements and Trade Agreements (as hereinafter defined).

     "ENVIRONMENTAL LAW" means any law, rule, order, decree or regulation of any Governmental Authority relating to pollution or protection of the environment, including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances (as hereinafter defined) into ambient air, surface water, groundwater, land or other environmental media.

     "EQUIPMENT" means all tangible personal property and fixtures used or useful in the operation of the Station as described in Section 2.1(b).

     "EXCLUDED ASSETS" means those assets excluded from the Purchased Assets and retained by the Seller, to the extent in existence on the Closing Date, as specifically described in Section 2.2.

     "FCC LICENSES" means all licenses, pending applications, permits and other authorizations issued by the Commission for the operation of the Station listed on Appendix A.

     "FINAL ORDER" means any action that shall have been taken by the Commission (including action duly taken by the Commission's staff, pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely request for stay, petition for rehearing, appeal or certiorari or sua sponte action of the Commission with comparable effect shall be pending; and as to which the time for filing any such request, petition, appeal, certiorari or for the taking of any such sua sponte action by the Commission shall have expired or otherwise terminated.

     "FINANCIAL STATEMENTS" means Seller's unaudited financial statements and balance sheets as described in Section 6.10.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, and any agency, court or other entity that exercises executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "HAZARDOUS SUBSTANCES" means any hazardous or toxic waste, substance or material, as those or similar terms are defined in or for purposes of any applicable federal, state or local Environmental Law, and including without limitation any asbestos or asbestos-related products, oils or petroleum-derived compounds, CFCS, or PCBS.

     "ESCROW AGENT" means Roberts & Eckard, P.C.

     "ESCROW AGREEMENT" means the escrow agreement described in Section 3, the form of which is attached as Exhibit 1.

     "ESCROW DEPOSIT" means the monies deposited with the Escrow Agent described in Section 3.

     "INTANGIBLE PROPERTY" means all of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station as described in Section 2.1(f).

     "INTELLECTUAL PROPERTY" means all Seller's right, title and interest in and to the trademarks, tradenames, service marks, patents, franchises, copyrights, including registrations and applications for registration of any of them, slogans, jingles, logos, computer programs and software, trade secrets and similar materials and rights relating to the Station as listed on Appendix D.

     "KNOWLEDGE OF BUYER" means the actual knowledge, after reasonable inquiry of Buyer's senior management, and the books and records of Buyer.

     "KNOWLEDGE OF SELLER" means the actual knowledge, after reasonable inquiry of Station management, the books and records of the Station, and the actual knowledge of Ronald J. Morey.

     "MATERIAL   CONTRACTS"   means  those  leases,   contracts  and  agreements
specifically designated in Appendix C as being "Material Contracts."

     "NONCOMPETITION AGREEMENT" means the agreement between Buyer, Ronald Morey and Jed Morey the form of which is attached hereto as Exhibit 2.

     "PERMITTED ENCUMBRANCES" means those liens or encumbrances to the Purchased Assets described in Section 6.4 and set forth on Appendix F.

     "PURCHASE PRICE" shall mean the total consideration for the Purchased Assets, the Noncompetition Agreements and the Consulting Agreement as described in Section 4.1.

     "PURCHASED ASSETS" means those assets which are the subject matter of this Agreement that Seller shall sell, assign, transfer, convey and deliver to Buyer as described in Section 2.1.

     "SALES AGREEMENTS" means agreements entered into by Seller for the sale of time on the Station for cash, as described in Section 2.1(c)(2).

     "SELLER"  means  Jarad  Broadcasting  Company  of  Pennsylvania,   Inc.,  a
Pennsylvania corporation.

     "SELLER DOCUMENTS" means those documents, agreements and instruments to be executed and delivered by Seller in connection with this Agreement as described in Section 6.1.

     "SPECIFIED EVENT" means those broadcast  transmission failures described in
Section 8.4(b).

     "STUDIO SITE" means the real estate located at Jenkintown, Pennsylvania that is currently used as the Station's studio and office facilities.

     "TRADE AGREEMENTS" means agreements entered into by Seller for the sale of time on the Station in exchange for programming, merchandise or services, including those listed on Appendix C.

     "TRADE BALANCE" means the difference between the aggregate value of time owed pursuant to the Trade Agreements and the aggregate value of goods and services to be received pursuant to the Trade Agreements, as computed in accordance with the Station's customary bookkeeping practices. The Trade Balance is "negative" if the value of time owed exceeds the value of goods and services to be received after Closing by more than Twenty Five Thousand Dollars ($25,000). The Trade Balance is "positive" if the value of time owed is less than the value of goods and services to be received after Closing by more than Twenty Five Thousand Dollars ($25,000).

     "TRANSACTION" means the sale and purchase and assignments and assumptions contemplated by this Agreement and the respective obligations of Seller and Buyer set forth herein.

     "TRANSMITTER   SITE"  means  the  real  estate  located  in   Philadelphia,
Pennsylvania that is currently used as the Station's transmitter site.

     "TRANSMITTER TOWER" means the broadcast tower used by the Station and located on the Transmitter Site.

     1.2. OTHER DEFINITIONS . Other capitalized terms used in this Agreement shall have the meanings ascribed to them herein.

     1.3. NUMBER AND GENDER. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

     1.4. HEADINGS AND CROSS-REFERENCES. The headings of the Sections and Paragraphs hereof, the Table of Contents, the Table of Exhibits, and the Table of Appendices have been included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions of this Agreement. All cross-references to Sections or Paragraphs herein shall mean the Sections or Paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Appendices herein shall mean the Appendices to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context. The term "including" means "including without limitation."

     1.5. COMPUTATION OF TIME. Whenever any time period provided for in this Agreement is measured in "business days" there shall be excluded from such time period each day that is a Saturday, Sunday, recognized federal legal holiday, or other day on which the Commission's offices are closed and are not reopened prior to 5:30 p.m. Washington, D.C. time. In all other cases all days shall be counted.

2. ASSETS TO BE CONVEYED.

     2.1. Purchased Assets. On the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Buyer free of all liens, encumbrances, mortgages, security interests of any kind or type whatsoever, all of Seller's assets used in the conduct of the business and operations of the Station (collectively referred to as the "Purchased Assets"), including, but not limited to, the following;

          (a) LICENSES. The FCC Licenses, and all other transferrable licenses, permits and authorizations issued by any Governmental Authority that are used in or necessary for the lawful operation of the Station as currently operated by Seller.

          (b) EQUIPMENT. All tangible personal property and fixtures used or held for use in the operation of the Station, including the property and assets listed or described in Appendix B, together with supplies, inventory, spare parts and replacements thereof and improvements and additions thereto made between the date hereof and the Closing Date (the "Equipment").

          (c) CONTRACTS AND AGREEMENTS. The Contracts, Sales Agreements and Trade Agreements, subject to the following:

               (1) Buyer shall be obligated to assume only (i) those Contracts that are listed in Appendix C and (ii) those contracts and other agreements that have been or will have been entered into in the ordinary course of the Station's business, between the date hereof and the Closing Date, provided that, unless otherwise approved in writing by Buyer, the obligations of the Station or Buyer under those latter contracts and agreements entered into in the ordinary course of business between the date hereof and the Closing do not exceed Five Thousand Dollars ($5,000) per annum per Contract or Fifty Thousand Dollars ($50,000) per annum in the aggregate or are terminable on not more than 30 days' notice.

               (2)  Buyer  shall  be   obligated  to  assume  only  those  Sales
Agreements that have been or will have been entered into in the ordinary course of business at rates consistent with Seller's usual past practices.

               (3) Buyer shall be obligated to assume only those Trade Agreements that have been or will have been entered into in the ordinary course of business, between the date hereof and the Closing Date, and (i) are immediately preemptible for cash time sales trade; (ii) require the provision of air time only on a "run of schedule" basis; and (iii) provide for goods and services used in the operation of the Station. Notwithstanding the foregoing, Buyer shall not be obligated to assume Trade Agreements that have an aggregate negative Trade Balance exceeding Twenty Five Thousand Dollars ($25,000).

               (4) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or other agreement, undertaking or obligation if (i) an attempted assignment, without the consent required for such assignment, may constitute a breach thereof or may in any way have a material adverse effect on Seller's rights thereunder prior to Closing or Buyer's rights thereunder after Closing and (ii) such consent is not obtained by Seller prior to Closing, provided, however, that Seller will use its best efforts at its own expense to obtain all such consents prior to Closing. If any such required consent is not obtained, or if an attempted assignment would be ineffective or would adversely affect Seller's rights thereunder so that Buyer would not receive all such rights and benefits after Closing, Seller shall arrange to provide Buyer to the fullest extent possible with Seller's rights and benefits under any such Contract, agreement, undertaking or obligation including enforcement for the benefit of Buyer of any rights of Seller against any other party thereto arising out of the breach or cancellation thereof by such party or otherwise.

               (5) With respect to any Contracts, agreements, undertakings or obligations that require the consent of third parties for assignment, but for which the consent of such third parties has not been obtained as of the Closing Date, Buyer shall assume Seller's obligations to be performed under those Contracts, agreements, undertakings or obligations only for the period after Closing during which, and only to the extent that, Buyer actually receives the benefits that Seller was entitled to receive thereunder as of the Closing Date.

          (d) PROGRAMMING MATERIALS. All programs, programming material, and music libraries in whatever form or nature owned by Seller and used or intended for use in the operation of the Station.

          (e) INTELLECTUAL PROPERTY. All Seller's right, title and interest in and to the Intellectual Property.

          (f) INTANGIBLE PROPERTY. All of Seller's right, title and interest in and to the goodwill and other intangible assets used or useful in or arising from the business of the Station, including all customer lists, and sales plans (the "Intangible Property").

          (g) BUSINESS RECORDS. All business records of Seller (including logs, public file materials and engineering records) relating to or used in the operation of the Station and not relating solely to Seller's internal corporate affairs.

          (h) STATION RECORDS. All of the Station's proprietary information, technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), maps, plans, diagrams, blueprints, schematics, files, records, studies, data, lists, general accounting records, books of account, in whatever form, used or held for use for the business or operation of the Station, including filings with the FCC which relate to the Station.

     2.2. EXCLUDED ASSETS. There shall be excluded from the Purchased Assets and retained by the Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

          (a) RECEIVABLES. All Accounts Receivable.

          (b) CASH AND INVESTMENTS. All cash and cash equivalents on hand or in bank accounts and other cash items and investment securities of Seller on the Closing Date.

          (c)  DISPOSED  PERSONAL  PROPERTY.   All  tangible  personal  property
consumed or disposed of in the ordinary course of the Station's business after the date hereof and prior to the Closing Date.

          (d)  INSURANCE.   All  contracts  of  insurance  (including  any  cash
surrender value thereof) and all insurance proceeds of settlement and insurance claims made by Seller on or before the Closing Date.

          (e) EMPLOYEE BENEFIT ASSETS. All pension, profit sharing and savings plans and trusts, and any assets thereof, except that any employee account balances under any plan qualified under Section 401(k) of the Code shall be promptly transferred to a plan qualified under Section 401(k) and, at Buyer's request, made available by or on behalf of Buyer if such employee is hired by Buyer, to the extent allowed under each such plan and applicable law.

          (f) CONTRACTS. All contracts that will have terminated or expired prior to Closing by their terms and all contracts, agreements, instruments, undertakings and obligations not expressly assumed by Buyer hereunder.

          (g) TAX ITEMS. All claims, rights and interest in and to any refunds for federal, state or local taxes for periods prior to the Closing Date.

          (h) CORPORATE RECORDS. Seller's corporate minute books and other books and records relating to internal corporate minutes and the sales and expenses of Station and any other books and records not related to the operation of Station.

          (i) CALL LETTERS. The call letters WDRE(FM).

3. ESCROW DEPOSIT. Buyer has already deposited Ten Thousand Dollars ($10,000) in escrow with Seller. Simultaneously with the execution and delivery of this Agreement, the Seller shall deliver that sum to Roberts & Eckard, P.C. ("Escrow Agent"). Simultaneously with the execution and delivery of this Agreement by both parties, Buyer has deposited with Escrow Agent an additional Nine Hundred Ninety Thousand Dollars ($990,000). The total cash deposit of One Million Dollars ($1,000,000) shall be referred to as the "Escrow Deposit". The Escrow Deposit shall be held in an interest-bearing account with a federally insured financial institution and disbursed by Escrow Agent pursuant to the terms of an escrow agreement in the form attached hereto as Exhibit 1 (the "Escrow Agreement"), which Escrow Agreement has been entered into by Seller, Buyer and Escrow Agent simultaneously herewith.

4. PURCHASE PRICE AND METHOD OF PAYMENT.

          4.1. CONSIDERATION.   The total consideration for the Purchased Assets
and the Noncompetition Agreement (the "Purchase Price") shall be Twenty Million Dollars ($20,000,000), payable as set forth in this Section 4.

          4.2. PAYMENT AT CLOSING. At Closing, Buyer shall pay:

               (a) Fifteen Million Dollars ($15,000,000)(as adjusted pursuant to Sections 8.4 and 12.1) to Seller by check or wire transfer of same day funds pursuant to wire transfer instructions which shall be delivered by Seller to Buyer at least five business days prior to Closing.

               (b) One Million Dollars ($1,000,000) to Seller by causing the Escrow Agent to release the Escrow Deposit to Seller, with all interest earned on the Escrow Deposit remitted to Buyer.

               (c) Three Million Dollars ($3,000,000) to Ronald J. Morey for the Noncompetition Agreement.

               (d) One Million Dollars ($1,000,000) to Jed R. Morey for the Noncompetition Agreement.

          4.3. ALLOCATION. The sum of Sixteen Million Dollars ($16,000,000) shall be allocated to the Purchased Assets in accordance with an allocation schedule prepared by Buyer pursuant to Section 1060 of the Code and mutually agreed to by Seller and Buyer. Seller and Buyer shall use such allocation for tax accounting (including preparation of IRS Form 8594), and all other purposes. If Seller and Buyer have not agreed upon the allocation for the Purchased Assets prior to the Closing Date, Closing shall take place as scheduled and any dispute shall be resolved by a qualified media appraiser mutually acceptable to Seller and Buyer, whose decision shall be final and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer. If the allocation must be determined by a media appraiser, Seller and Buyer agree to cooperate in good faith so that such appraisal may be completed expeditiously.

          4.4. SELLER'S LIABILITIES. Buyer does not and shall not assume or be deemed to assume, pursuant to this Agreement or otherwise, any agreements, liabilities, undertakings, obligations or commitments of Seller or the Station of any nature whatsoever except: (i) those expressly assumed by Buyer pursuant to this Agreement, provided, that, Buyer shall not assume liability for any breaches, violations or defaults under the Contracts, Sales Agreements and Trade Agreements that occurred prior to Closing; and (ii) prorated items that are to be paid by Buyer after Closing pursuant to Section 12.l.

5. HART-SCOTT-RODINO As promptly as practicable and no later than ten (10) days following the execution of this Agreement, Seller and Buyer shall complete any filing that may be required pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (with Buyer paying any fees required in conjunction with the filing) or shall mutually agree that no such filing is required. Seller and Buyer shall diligently take all necessary and proper steps and provide any additional information reasonably requested in order to comply with the requirements of such Act.

6. SELLER'S REPRESENTATIONS; WARRANTIES AND COVENANTS. Seller hereby makes to and for the benefit of Buyer, the following representations, warranties and covenants:

          6.1. EXISTENCE; POWER AND IDENTITY. Seller is a corporation duly organized and validly existing under the laws of the State of Pennsylvania with full corporate power and authority (a) to own, lease and use the Purchased Assets as currently owned, leased and used, (b) to conduct the business and operation of the Station as currently conducted and (c) to execute and deliver this Agreement and each other document, agreement and instrument to be executed and delivered by Seller in connection with this Agreement (collectively, the "Seller Documents"), and to perform and comply with all of the terms, obligations and covenants to be performed and complied with by Seller hereunder and thereunder. The addresses of Seller's chief executive office and all of Seller's additional places of business, and of all places where any of the tangible personal property included in the Purchased Assets is now located, or has been located during the past 180 days, are correctly listed in Appendix E. Except as set forth in Appendix E, during the past five years, Seller has not been known by or used, any corporate, partnership, fictitious or other name in the conduct of the Station's business or in connection with the ownership, use or operation of the Purchased Assets.

          6.2. BINDING EFFECT. The execution, delivery and performance by Seller of this Agreement has been and the Seller Documents will be duly authorized by all necessary corporate action, and copies of those authorizing resolutions, certified by Seller's Secretary shall be delivered to Buyer at Closing. No other corporate action by Seller is required for Seller's execution, delivery and performance of this Agreement or any of the Seller Documents. This Agreement has been duly and validly executed and delivered by Seller to Buyer and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors, and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          6.3. NO VIOLATION. Except as set forth on Exhibit K, none of (i) the execution, delivery and performance by Seller of this Agreement or any of the Seller Documents, (ii) the consummation of the Transaction, or (iii) Seller's compliance with the terms or conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute a default under, or violate (x) Seller's articles of incorporation or bylaws, (y) any judgment, decree, order, consent, agreement, lease or other instrument (including any Contract, Sales Agreement or Trade Agreement) to which Seller is a party or by which Seller or any of its assets (including the Purchased Assets) or the Station is or may be legally bound or affected, or (z) any law, rule, regulation or ordinance of any Governmental Authority applicable to Seller or any of its assets (including the Purchased Assets) or the operation of the Station.

          6.4. CONVEYANCE OF ASSETS. At Closing, Seller shall convey to Buyer good and marketable title to all the Purchased Assets, free and clear of all liens, pledges, collateral assignments, security interests, capital or financing leases, easements, covenants, restrictions and encumbrances or other defects of title except: (i) the inchoate lien for current taxes or other governmental charges not yet due and payable and that will be prorated between Seller and Buyer pursuant to Section 12.1; and (ii) the permitted encumbrances listed in Appendix F (the "Permitted Encumbrances").

          6.5. GOVERNMENTAL AUTHORIZATIONS. Except for the FCC Licenses, no licenses, permits, or authorizations from any Governmental Authority are required to own, use or operate the Purchased Assets, to operate the Station or to conduct Seller's business as currently operated and conducted by Seller. The FCC Licenses are all the Commission authorizations held by Seller with respect to the Station, and are all the Commission authorizations used in or necessary for the lawful operation of the Station as currently operated by Seller. The FCC Licenses are in full force and effect, are subject to no conditions or restrictions other than those which appear on their face and are unimpaired by any acts or omissions of Seller, Seller's officers, employees or agents. Seller has delivered true and complete copies of all FCC Licenses to Buyer. There is not pending or, to the Knowledge of Seller, threatened, any action by or before the Commission or any other Governmental Authority to revoke, cancel, rescind or modify any of the FCC Licenses (other than proceedings to amend Commission rules of general applicability or otherwise affecting the broadcast industry generally), and there is not now issued, outstanding or pending or, to the Knowledge of Seller, threatened, by or before the Commission or any other Governmental Authority, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller or otherwise with respect to the Station. The Station is operating in material compliance with all FCC Licenses, the Communications Act of 1934, as amended (the "Communications Act"), and the current published rules, regulations and policies of the Commission. Seller has no knowledge of any facts relating to it that, under the Communications Act or the current published rules, regulations and policies of the Commission may cause the Commission to deny Commission renewal of the FCC Licenses or deny Commission consent to the Transaction.

          6.6. EQUIPMENT. Seller has good and marketable title, both legal and equitable, to the Equipment. The Equipment, together with any improvements and additions thereto and replacements thereof less any retirements or other dispositions as permitted by this Agreement between the date hereof and the Closing Date, will, at Closing, be all the tangible personal property used or useful in the lawful operation of the Station as currently operated by Seller. Except as specifically indicated to the contrary in Appendix B, all Equipment is serviceable, in good operating condition (reasonable wear and tear excepted), and is not in imminent need of repair or replacement. All items of transmitting and studio equipment included in the Equipment (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses.

          6.7. CONTRACTS. Seller has made available to Buyer or its representatives complete and correct copies of all Contracts on Appendix C hereto. Except for Sales Agreements, Trade Agreements and employment agreements with the Station's employees, Appendix C includes all the contracts, leases, and agreements to which Seller is a party and which Buyer has agreed to assume, other than those contracts that will be performed in full prior to the Closing, or by which Seller or the Station is or may be legally bound or affected which have been entered into in connection with the ownership or operation of the Station, other than those contracts that will be performed in full prior to the Closing. To the Knowledge of Seller, each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. Except as set forth on Appendix C, there has not occurred as to any Contract any event of default by Seller or any event that, with notice, the lapse of time or otherwise, could become an event of default by Seller. To the Knowledge of Seller, there has not occurred as to any Contract any default by any other party thereto or any event that, with notice, the lapse of time or otherwise, or at the election of any person other than Seller, could become an event of default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, to the Knowledge of Seller, be in full force and effect, unimpaired by any acts or omissions of Seller, Seller's employees or agents, or Seller's officers. If any Contract requires the consent of any third party in order for Seller to assign that Contract to Buyer, Seller shall use reasonable efforts to obtain at its own expense such consent prior to Closing.

          6.8. PROMOTIONAL RIGHTS. The Intellectual Property set forth on Appendix D includes all trademarks that Seller is transferring to Buyer, used to promote or identify the Station, provided that the Intellectual Property does not include the call sign WDRE. Except as set forth on Appendix D, the Intellectual Property is in good standing and uncontested by any third party. Except as set forth on Appendix D, to the Knowledge of Seller there is no infringement or unlawful or unauthorized use of those promotional rights, including the use of any slogan or logo by any broadcast or cable station in the Philadelphia metropolitan area that may be confusingly similar to those currently used by the Station. Except as set forth on Appendix D, to the Knowledge of Seller, the operations of the Station do not infringe, and no one has asserted to Seller that such operations infringe, any copyright, trademark, tradename, service mark or other similar right of any other party.

          6.9. INSURANCE. Appendix G lists all insurance policies held by Seller with respect to the Purchased Assets and the business and operation of the Station. Such insurance policies are in full force and effect, all premiums with respect thereto are currently paid and Seller is in compliance with the terms thereof. Seller has not received any notice from any issuer of any such policies of its intention to cancel, terminate, or refuse to renew any policy issued by it. Seller will maintain the insurance policies listed on Appendix G in full force and effect through the Closing Date.

          6.10. FINANCIAL STATEMENTS.

               (a) Seller has furnished Buyer with unaudited Financial Statements for the calendar years 1993, 1994 and 1995 and the nine (9) month period ending September 30, 1996. The Financial Statements fairly present Seller's financial income, expenses, assets, liabilities, and the results of operations of the Station as of the dates and for the periods indicated. No event has occurred and, prior to Closing, no event will have occurred that would make such Financial Statement misleading in any material respect.

               (b) Except as reflected in the balance sheets as of September 30, 1996, including the notes thereto and except for the current liabilities incurred in the ordinary course of business of the Station since September 30, 1996, there exist no material liabilities of Seller, contingent or absolute, matured or unmatured, known or unknown. Since September 30, 1996, (i) Seller has not incurred any obligation or liability (contingent or otherwise), except in the ordinary course of business and consistent with past business practices,
(ii) there has not been any discharge or satisfaction of any obligation or liability owed to Seller which is not in the ordinary course of business or is inconsistent with past business practices, or (iii) there has not occurred any sale of or loss or material injury to the Purchased Assets except those non-material assets disposed of in the ordinary course of business. The balance sheets fairly present Seller's financial position, assets, liabilities, and the results of operations of the Station as of the dates and for the periods indicated, subject to year end adjustments.

          6.11. EMPLOYEES. Except as otherwise listed in Appendix H. (i) no employee of the Station is represented by a union or other collective bargaining unit, no application for recognition as a collective bargaining unit has been filed with the National Labor Relations Board, and, to the Knowledge of Seller, there has been no concerted effort to unionize any of the Station's employees and (ii) Seller has no other written employment agreement or arrangement with any Station employee, and no written agreement concerning bonus, termination, hospitalization or vacation. Included in Appendix H is a list of all persons currently employed at the Station together with an accurate description of the compensation for their respective employment as of the date of this Agreement. Seller will promptly advise Buyer of any changes that occur prior to Closing with respect to such information.

          6.12. EMPLOYEE BENEFIT PLANS.

               (a) Except as described in Appendix I, neither Seller nor any Affiliates (as defined below) have at any time established, sponsored, maintained, or made any contributions to, or been parties to any contract or other arrangement or been subject to any statute or rule requiring them to establish, maintain, sponsor, or make any contribution to, (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder (PERISH)) (pension Plans); (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) ("Welfare Plans); or (iii) any deferred compensation, bonus, stock option, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement (bother Plans). Seller and the Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known, and whether due or to become due) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), or Other Plan that is not listed in Appendix I. For purposes of this Section 6.12, the term "Affiliate" shall include all persons under common control with Seller within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the Recodes).

               (b) Each plan or arrangement listed in Appendix I (and any related trust or insurance contract pursuant to which benefits under such plans or arrangements are funded or paid) has been administered in all material respects in compliance with its terms and in both form and operation is in compliance with applicable provisions of ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1986 and regulations thereunder, and other applicable law. Each Pension Plan listed in Appendic I has been determined by the Internal Revenue Service to be qualified under Section 401(a) and, if applicable, Section 401(k) of the Code, and nothing has occurred or been omitted since the date of the last such determination that resulted or could result in the revocation of such determination. Seller and the Affiliates have made all required contributions or payments to or under each plan or arrangement listed in Appendix I on a timely basis and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements that have not been made because they are not yet due.

               (c) The consummation of this Agreement (and the employment by Buyer of former employees of Seller or any employees of an Affiliate) not result in any carryover liability to Buyer for taxes, penalties, interest or any other claims resulting from any employee benefit plan (as defined in Section 3(3) of ERISA) or Other Plan. In addition, Seller and each Affiliate make the following representations (i) as to all of their Pension Plans: (A) neither Seller nor any Affiliate has become liable to the PBGC under ERISA under which a lien could attach to the assets of Seller or an Affiliate; (B) Seller and each Affiliate has not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA; and (C) Seller and each Affiliate has not made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in
Section 4201 of ERISA, and (ii) all group health plans maintained by the Seller and each Affiliate have been operated in material compliance with Section 4980B(f) of the Code.

               (d) The parties agree that Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with, any Pension Plan, any Welfare Plan, or Other Plan maintained by Seller or an Affiliate for its employees, former employees, retirees, their beneficiaries or any other person. In addition and not as a limitation of the foregoing, the parties agree that Seller and such Affiliate shall be liable for any continuation coverage (including any penaldes, excise taxes or interest resulting from the failure to provide continuation coverage) required by Section 4980B of the Code due to qualifying events that occur after the Closing Date resulting Tom the Transaction contemplated by this Agreement.

          6.13. ENVIRONMENTAL PROTECTION. Except as set forth on Appendix J. to the Knowledge of Seller (i) no Hazardous Substances have been treated, stored, used, released or disposed of on the Studio Site or Transmitter Site in any manner that would cause Buyer to incur materiel liability under any Environmental Laws; (ii) Seller is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Substances; (iii) no Underground storage table (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Station or is located on the Studio Site or the Transmitter Site; (iv) there are no pending actions, suits, claims, legal proceedings or any other proceedings based on environmental conditions or noncompliance at the Studio Site or Transmitter Site, or any part thereof, or otherwise arising Tom Seller's activities involving Hazardous Substances; (v)
there  are  no  conditions,   facilities,  procedures  or  any  other  facts  or
circumstances at the Studio Site or Transmitter Site which constitute noncompliance with environmental laws or regulations; and (vi) there are no structures, improvements, equipment, activities, fixtures or facilities at the Studio Site or Transmitter Site which are constructed with, use or otherwise contain Hazardous Substances, including, but without limitation, asbestos or polychlorinated biphenyls.

          6.14. COMPLIANCE WITH LAW. There is no outstanding complaint, citation, or notice issued by any Governmental Authority asserting that Seller is in violation of any material law, regulation, rule, ordinance, order, decree or other material requirement of any Governmental Authority (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, environmental protection, occupational safety and the use of electric power) affecting the Purchased Assets or the business or operations of the Station, and Seller is in material compliance with all such laws, regulations, rules, ordinances, decrees, orders and requirements. Without limiting the foregoing:

               (a) The Station's transmitting and studio equipment is in material respects operating in accordance with the terms and conditions of the FCC Licenses, all underlying construction permits, and the published rules, regulations, and policies of the Commission, including all requirements concerning equipment authorization and human exposure to radio frequency radiation.

               (b) Seller has, in the conduct of the Station's business, materially complied with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrears of wages or any tax penalties due to any failure to comply with any of the foregoing.

               (c) Seller's affirmative action program for the Station and Seller's other employment practices materially comply with the Commission's published rules, regulations and policies.

               (d) All ownership reports, employment reports, tax returns and other material documents required to be filed by Seller with the Commission or other Governmental Authority have been fled; such reports and filings are accurate and complete in all material respects; such items as are required to be placed in the Stadon's local public inspection file have been placed in such file; all proofs of performance and measurements that are required to be made by Seller with respect to the Stadon's transmission facilities have been completed and filed at the Station; and all information contained in the foregoing documents is true, complete and accurate.

               (e) Seller has paid to the Commission the regulatory fees due for the Station for the years 1994 96.

          6.15. LITIGATION. Except for proceedings affecting radio broadcasters generally and except as set forth on Appendix K, there is no litigation, complaint, investigation, suit, claim, action or proceeding pending, or to the Knowledge of Seller, threatened before or by the Commission, any other Governmental Authority, or any arbitrator or other person or entity relating to the business or operations of the Station or to the Purchased Assets. Except as set forth on Appendix K, there is no other litigation, action, suit, complaint, claim, investigation or proceeding pending, or to the Knowledge of Seller, threatened that may give rise to any claim against any of the Purchased Assets or adversely affect Seller's ability to consummate the Transaction as provided herein. To the Knowledge of Seller, Seller has not consulted with counsel concerning any facts that could reasonably result in any such proceedings.

          6.16. INSOLVENCY PROCEEDINGS. No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller, the Station Assets or the Purchased Assets are pending or, to the Knowledge of Seller, threatened. Seller has not made an assignment for the benefit of creditors.

          6.17. SALES AGREEMENTS. The Sales Agreements in existence on the date hereof have been entered into in the ordinary course of the Station's business, at rates consistent with Seller's usual past practices.

          6.18. SUFFICIENCY OF ASSETS. The Purchased Assets are and, on the Closing Date will be, sufficient to conduct the operation and business of the Station in the manner in which it is currently being conducted.

          6.19. RELATED PARTIES. Except as disclosed in Appendix L neither Seller nor any shareholder, officer or director of Seller has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with Seller relating to the Purchased Assets or the Station, and no shareholder of Seller has entered into any transactions with Seller relating to the Purchased Assets or the Station.

          6.20. TAXES. The Seller has timely filed with all appropriate Governmental Authority all federal, state, commonwealth, local, and other tax or information returns and tax reports (including, but not limited to, all income tax, unemployment compensation, social security, payroll, sales and use, profit, excise, privilege, occupation, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or of any state or any commonwealth or any municipal entity or of any political subdivision with valid taxing authority) due for all periods ended on or before the date hereof. Seller has paid in full all federal, state, commonwealth, foreign, local and other governmental taxes, estimated taxes, interest, penalties, assessments and deficiencies (collectively, Taxes) which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. To the Knowledge of Seller, such returns and forms are true, correct and complete in all material respects, and to the Knowledge of Seller, Seller has w liability for any Taxa in excess of the Taxes shown on such returns. Seller is wit a party to any pending action or proceeding and, to the Knowledge of Seller, there is w action or proceeding threatened by any Governmental Authority against Seller for assessment or collection of any Taxes, and no unresolved claim for assessment or collection of any Taxes has been asserted against Seller.

          6.21. NO MISLEADING STATEMENTS. No provision of this Agreement relating to Seller, the Station or the Purchased Assets or any other document, Appendix, Exhibit or other information furnished by Seller to Buyer in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading. All Exhibits and Appendices attached hereto are materially accurate and complete as of the date hereof. Seller, prior to Closing, shall update the Appendices to assure their continued accuracy and shall advise Buyer upon receipt of any notice, document or occurrence of an event that would make any representation or warranty contained in this Section 6 untrue.

7. BUYER'S REPRESENTATIONS. WARRANTIES AND COVENANTS. Buyer hereby makes to and for the benefit of Seller, the following representations, warranties and covenants:

          7.1. EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to assume and perform this Agreement.

          7.2. BINDING EFFECT. The execution, delivery and performance by Buyer of this Agreement, and each other document, agreement and instrument to be executed and delivered by Buyer in connection with this Agreement (collectively, the "Buyer Documents~) has been or will be duly authorized by all necessary corporate action, and copies of those authorizing resolutions, certified by Buyer's Secretary shall be delivered to Seller at Closing. No other corporate action by Buyer is required for Buyer's execution, delivery and performance of this Agreement or any of the Buyer Documents. This Agreement has been, and each of the Buyer Documents will be, duly and validly executed and delivered by Buyer to Seller and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

          7.3. NO VIOLATION. None of (i) the execution, delivery and performance by Buyer of this Agreement or any of the Buyer Documents, (ii) the consummation of the Transaction, or (iii) Buyer's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms or conditions of, constitute . a default under, or violate (x) Buyer's articles of incorporation or by-laws or (y) any judgment, decree, order, consent agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound.

          7.4. LITIGATION. There is no litigation, action, suit, complaint, proceeding or investigation, pending or, to the Knowledge of Buyer, threatened that may adversely affect Buyer's ability to consummate the Transaction as provided herein. Buyer is not aware of any facts that could reasonably result in any such proceedings.

          7.5. LICENSEE QUALIFICATIONS. To the Knowledge of Buyer, after consultation with counsel familiar with the published rules, regulations and policies of the Commission, there is no fact that would, under the published rules, regulations and policies of the Commission, or the Communications Act disqualify Buyer from being the assignee of the FCC Licenses or the owner and operator of the Station. Should Buyer become aware of any such fact, it will so inform Seller, and Buyer will use reasonable efforts to remove any such disqualification. Buyer will not take any action that Buyer knows, or has reason to believe, would result in such disqualification.

          7.6. FINANCIAL QUALIFICATIONS. At Closing, Buyer will have sufficient funds on hand or from committed sources to pay the Purchase Price.

          7.7. NO MISLEADING STATEMENTS. No provision of this Agreement relating to Buyer or other information furnished by Buyer to Seller in connection with the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated in order to make the statement, in light of the circumstances in which it is made, not misleading.

8. PRE-CLOSING OBLIGATIONS. The parties covenant and agree as follows with respect to the period prior to Closing:

          8.1. APPLICATION FOR COMMISSION CONSENT. Within five (5) business days from the date of this Agreement, Seller and Buyer shall join in and file the Assignment Application, and they shall diligently take all steps necessary or desirable and proper expeditiously to prosecute the Assignment Application and to obtain the Commission's determination that grant of the Assignment Application will serve the public interest, convenience and necessity. Each party shall promptly provide the other with a copy of any pleading, order or other document sewed on the other relating to the Assignment Application. In the event that Closing occurs prior to a Final Order, then each party's obligations hereunder shall survive the Closing.

          8.2. ACCESS. Between the date hereof and the Closing Date, Seller shall give Buyer and representatives of Buyer reasonable access to the Purchased Assets, the Station, the employees of Seller and the Station and the books and records of Seller relating to the business and operations of the Station; provided, that, Buyer shall provide Seller with at least three (3) business days advance notice of: (i) the names of those employees who Buyer intends to contact and (ii) the dates-of Buyer's visits to the Station's studio; provided that such contacts and visits will be made in a manner that is not disruptive to the Station's operations. During such visits Seller will cooperate with Buyer in meeting with employees. It is expressly understood that, pursuant to this Section, Buyer, at its expense, shall be entitled to conduct such engineering inspections of the Station, such environmental assessments and surveys of the Studio Site and the Transmitter Site (subject to the landlord's prior approval, which Seller will cooperate in obtaining, and provided Buyer restores such sites after such assessments), and such reviews of the Station's financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Station. No inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations, warranties and covenants hereunder or be deemed to constitute a waiver of any of those representations, warranties and covenants.

          8.3. OPERATIONS PRIOR TO CLOSING. Between the date of this Agreement and the Closing Date and subject to any Time Brokerage Agreement entered into by the parties:

               (a) Seller shall operate the Station in a manner consistent with Seller's and the Station's past practice and in material compliance with all applicable laws, regulations, rules, decrees, ordinances, orders and requirements of the Commission and all other Governmental Authority. Seller shall promptly notify Buyer of any actions or proceedings that from the date hereof are commenced against Seller or the Station or, to the Knowledge of Seller, against any officer, director, employee, consultant, agent or other representative of Seller with respect to the business of the Station or the Purchased Assets.

               (b) Seller shall: (i) use the Purchased Assets only for the operation of the Station; (ii) maintain the Purchased Assets in substantially their present condition (reasonable wear and tear in normal use and damage due to unavoidable casualty excepted); (iii) replace and/or repair the Purchased Assets as necessary in the ordinary course of business; (iv) maintain all inventories of supplies, tubes and spare parts at levels at least equivalent to those existing on the date of this Agreement; and (v) promptly give Buyer written notice of any materially adverse developments with respect to the Purchased Assets or the business or operations of the Station.

               (c) Seller shall maintain the Station's Business Records in the usual, regular and ordinary manner, on a basis consistent with prior periods.

               (d) Seller shall not: (i) sell, lease, encumber or otherwise dispose of any Purchased Assets or any interest therein except in the ordinary course of business and only if any Purchased Asset disposed of is replaced by property of like or better value, quality and utility prior to Closing; (ii) cancel, terminate, modify, amend or renew any of the Contracts without Buyer's express prior written consent except in accordance with the terms of such Contracts; (iii) increase the compensation payable or to become payable to any employee of the Station except in the ordinary course of business; or (iv) except to the extent expressly permitted in Section 2.1(c), enter into any Contract or other agreement (other than Sales Agreements), undertaking or obligation or assume any liability that may impose any obligation on Buyer after Closing and which is not subject to termination upon thirty (30) days notice, whether Seller is acting within or outside of the ordinary course of the Station's business, without Buyer's prior written consent.

               (e) Seller and the Station will enter into Sales Agreements only in the ordinary course of the Station's business, at rates consistent with Seller's usual past practices.

               (f) Seller and the Station will enter into Trade Agreements only in the ordinary course of the Station's business and only if such Trade Agreements (i) are immediately preemptible for cash time sales trade; (ii) require the provision of air time only on a "run of schedule" basis; and (iii) provide for goods and services used in the operation of the Station.

               (g) Seller shall use reasonable efforts to preserve the operations, organization and reputation of the Station intact, by continuing to make expenditures and engage in activities designed to promote the Station and encourage the purchase of advertising time on the Station in a manner consistent with Seller's past practices. Seller shall use reasonable efforts in accordance with past practice to preserve the goodwill and business of the Station's advertisers, suppliers and others having business relations with the Station, and continue to conduct financial operations of the Station, including credit and collection policies, with no less effort as in the prior conduct of the business of the Station.

               (h) Seller shall furnish Buyer with monthly financial statements that are in a form consistent with what has been previously provided to Buyer within thirty (30) days after the end of each calendar month, and with such additional data concerning the Station's financial condition as are prepared by Seller in the ordinary course of business and requested by Buyer.

               (i) Seller shall not issue, sell or deliver any shares of stock of Seller that would result in a transfer of control under the Communications Act.

          8.4. DAMAGE.

               (a) RISK OF LOSS . The risk of loss or damage, confiscation or condemnation of the Purchased Assets shall be borne by Seller at all times prior to Closing. In the event of material loss or damage, Seller shall promptly notify Buyer thereof and use its reasonable efforts to repair, replace or restore the lost or damaged property to its former condition as soon as possible. If the cost of repairing, replacing or restoring any lost or damaged property is Twenty Thousand Dollars ($20,000) or less, and Seller has not repaired, replaced or restored such property prior to the Closing Date, Closing shall occur as scheduled and Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition or replace it, whichever is less. If the cost to repair, replace, or restore the lost or damaged property exceeds Twenty Thousands Dollars ($20,000), and Seller has not repaired, replaced or restored such property prior to the Closing Date but is making reasonable and diligent efforts to complete such repair, replacement or restoration, then, in that event the Closing, with prior consent of the Commission if necessary, shall be postponed for such reasonable period of time (not to exceed ninety (90) days) as is necessary for Seller to repair, replace or restore the lost or damaged property to its former condition or replace it, whichever is less. In the event that the repair, replacement or restoration is not completed within that period of postponement, then the Closing shall proceed and Buyer may deduct from the Purchase Price paid at Closing the amount necessary to restore the lost or damaged property to its former condition, in which event Seller shall be entitled to all proceeds under any applicable insurance policies with respect to such claim; provided, that, if, after the expiration of the period of postponement the lost or damaged property has not been repaired, replaced or restored in a manner that would permit operation of the Station with at least eighty percent (80%) of its licensed effective radiated power, Buyer may terminate this Agreement, in which event the Escrow Deposit and all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

               (b) FAILURE OF BROADCAST TRANSMISSIONS. Seller shall give prompt written notice to Buyer if any of the following (a "Specified Event") shall occur and continue for a period of more than four (4) hours: (i) the transmission of the regular broadcast programming of the Station in the normal and usual manner is interrupted or discontinued; or (ii) the Station is operated at less than its licensed antenna height above average terrain or at less than eighty percent (80%) of its licensed effective radiated power. If, prior to Closing, the Station has not operated at its licensed operating parameters for more than forty-eight (48) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Station, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, or if there are three (3) or more Specified Events each lasting more than four (4) consecutive hours, then Buyer may, at its option: (i) terminate this Agreement, or (ii) proceed in the manner set forth in Paragraph 8.4(a). In the event of termination of this Agreement by Buyer pursuant to this Section, the Escrow Deposit together with all interest accrued thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder.

               (c) RESOLUTION OF DISAGREEMENTS. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section, the disagreement shall be referred promptly to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, and whose fees and expenses shall be paid one-half each by Seller and Buyer.

          8.5. ADMINISTRATIVE VIOLATIONS. If Seller receives any finding, order, complaint, citation or notice prior to Closing which states that any aspect of the Station's operation violates or may violate any rule, regulation or order of the Commission or of any other Governmental Authority (an "Administrative Violation"), including, any rule, regulation or order concerning environmental protection, the employment of labor or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, use reasonable efforts to remove or correct the Administrative Violation, and be responsible prior to Closing for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

          8.6. BULK SALES ACT. Seller shall be responsible for compliance with the provisions of any bulk sales statute applicable to the Transaction, and shall indemnify and hold Buyer harmless from and against any claims, actions, liabilities and all costs and expenses, including reasonable legal fees, incurred or suffered by Buyer as a result of the failure to comply with any such statute.

          8.7. CONTROL OF STATION. The Transaction shall not be consummated until after the Commission has given its written consent thereto and between the date of this Agreement and the Closing Date, Seller shall control, supervise and direct the operation of the Station.

          8.8. AUDIT. Between the date hereof and the Closing Date, Seller, its shareholders, officers, directors and employees shall cooperate and Seller shall cause its independent accounting firm to cooperate with Buyer for the purpose of preparing, at Buyer's sole expense, audited Financial Statements. Such cooperation shall include, but not be limited to, Buyer's access to and use of information relied upon by the Seller's independent accounting firm in preparing the unaudited Financial Statements.

          8.9. TIME BROKERAGE AND OPERATING AGREEMENT. After execution of this Agreement, Seller and Buyer shall cooperate in good faith and use reasonable efforts to enter into a Time Brokerage Agreement ("TBA") that would be effective at Buyer's option on or after January 1, 1997, and would permit Buyer to program up to 24 hours per day, 7 days per week of the Station's programming subject to Seller's obligation to provide programming responsive to the community's needs. Such agreement would contain terms and conditions standard in the broadcasting industry for these types of arrangements including Buyer's obligation to reimburse Seller for all operating expenses of the Station. Buyer would pay to Seller the sum of Fifty Thousand Dollars ($50,000) for the months of January and February, Seventy Five Thousand Dollars ($75,000) for the month of March and One Hundred Thousand Dollars ($100,000) for each month thereafter. Seller's obligation to enter into the TBA is subject to Buyer providing evidence satisfactory to Seller of a financing commitment from a duly qualified institution agreeing to provide Buyer with sufficient monies to pay the Purchase Price at Closing.

          8.10. CLOSING OBLIGATIONS. Seller and Buyer shall make commercially reasonable efforts to satisfy the conditions precedent to Closing.

9.        STATUS OF EMPLOYEES.

          9.1. EMPLOYMENT RELATIONSHIP. All Station employees shall be and remain Seller's employees, with Seller having full authority and control over their actions, and Buyer shall not assume the status of an employer or a joint employer of, or incur or be subject to any liability or obligation of an employer with respect to, any such employees unless and until actually hired by Buyer. Seller shall be solely responsible for any and all liabilities and obligations Seller may have to its employees, including, compensation, severance pay and accrued vacation time and sick leave. Seller shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under such laws on account of the Transaction and the dismissal or termination of any of Seller's employees.

          9.2. BUYER'S RIGHT TO EMPLOY. Seller consents to Buyer discussing with the Station's employees, at any time after five (5) days from the execution of this Agreement the possibility of their employment by Buyer; provided, that, Buyer shall provide three (3) business days' advance notice to Seller of the names of those employees who Buyer intends to contact. Seller agrees and acknowledges, however, that Buyer is under no obligation to offer employment to any of those employees. Buyer has no obligation to assume the contract between Seller and the current Program Director. Should Buyer agree to assume the existing contract of the Station's Program Director, that shall not preclude Seller from hiring the Program Director as a consultant with respect to broadcast stations located outside the greater Philadelphia market.

10.       CONDITIONS PRECEDENT.

          10.1. MUTUAL CONDITIONS. The respective obligations of both Buyer and Seller to consummate the Transaction are subject to the satisfaction of each of the following conditions:

               (a) APPROVAL OF ASSIGNMENT APPLICATION. The Commission shall have granted the Assignment Application, and such grant shall be in full force and effect on the Closing Date.

               (b) ABSENCE OF LITIGATION. As of the Closing Date, no litigation, action, suit or proceeding enjoining, restraining or prohibiting the consummation of the Transaction shall be pending before any court, the Commission or any other Governmental Authority or arbitrator; provided, however, that this Paragraph may not be invoked by a party if any such litigation, action, suit or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party.

               (c) HART-SCOTT-RODINO. If required by this Transaction, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired.

               (d) NONCOMPETITION AGREEMENT. Ronald J. Morey, Jed Morey, and Buyer shall have executed and delivered a Noncompetition Agreement, dated the Closing Date, in the form attached hereto as Exhibit 2.

          10.2. ADDITIONAL CONDITIONS TO BUYER'S OBLIGATION.

          In addition to the satisfaction of the mutual conditions  contained in
Section 10.1, the obligation of Buyer to consummate the Transaction is subject, at Buyer's option, to the satisfaction or waiver by Buyer of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

               (b) COMPLIANCE WITH CONDITIONS. All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date under this Agreement and the Seller Documents shall have been duly complied with and performed in all material respects.

               (c) DISCHARGE OF LIENS. Buyer shall have obtained at Buyer's expense, at least 10 days prior to Closing, a report prepared by C.T. Corporation System (or similar firm reasonably acceptable to Buyer) showing the results of searches of lien, tax, judgment and litigation records, demonstrating that the Purchased Assets are being conveyed to Buyer free and clear of all liens, security interests and encumbrances except as expressly permitted by this Agreement, otherwise consented to by Buyer in writing or to be discharged at Closing. The record searches shall have taken place no more than 15 days prior to the Closing Date.

               (d) THIRD-PARTY CONSENTS. Seller shall have obtained (i) all required third-party consents to Buyer's assumption of the Material Contracts, such that Buyer will, after Closing, enjoy all the rights and privileges of Seller under the Material Contracts subject only to the same obligations as are binding on Seller pursuant to the Material Contracts' current terms; and (ii) all other requisite third-party consents and approvals which may be necessary to consummate the Transaction.

               (e) ESTOPPEL CERTIFICATES. At Closing, Seller shall deliver to Buyer a certificate executed by the other party to each Material Contract, including the landlord under the leases for the Studio Site and the Transmitter Site, dated no more than 15 days prior to the Closing Date, stating (i) that such Contract is in full force and effect and has not been amended or modified;
(ii) the date to which all rent and/or other payments due thereunder have been paid; and (iii) that Seller is not in breach or default under such Material Contract. Seller shall use reasonable efforts to include in the Estoppel Certificate a Statement that no event has occurred that, with notice or the passage of time or both, would constitute a breach or default thereunder by Seller.

               (f) OPINION OF SELLER'S COUNSEL. At Closing, Seller shall deliver to Buyer the written opinion or opinions of Seller's counsel, dated the Closing Date, in scope and form satisfactory to Buyer, to the following effect:

                    (1) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, with all requisite corporate power and authority to enter into and perform this Agreement.

                    (2) This Agreement has been duly executed and delivered by Seller and such action has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

                    (3) None of (i) the execution and delivery of this Agreement, (ii) the consummation of the Transaction, or (iii) compliance with the terms and conditions of this Agreement will, with or without the giving of notice or lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Seller's articles of incorporation or bylaws, or to counsel's knowledge, any judgment, decree, or order, by which Seller, the Station or any of the Seller's assets, including the Purchased Assets, may be bound or affected, as to which counsel is representing or advising Seller.

                    (4) To counsel's knowledge, counsel is not representing or advising Seller as to any pending or threatened suit, action, claim or proceeding that questions or may affect the validity of any action to be taken by Seller pursuant to this Agreement or that seeks to enjoin, restrain or prohibit Seller from carrying out the Transaction.

                    (5) To counsel's knowledge, counsel is not representing or advising Seller as to any outstanding judgment, or any pending or threatened suit, action, claim or proceeding (other than proceedings affecting radio broadcasters generally) that could reasonably be expected to have an adverse effect upon the Purchased Assets or upon the business or operations of the Station after Closing.

                    (6) Seller is the authorized legal holder of the FCC Licenses, the FCC Licenses are in full force and effect, and the FCC Licenses are not the subject of any pending license renewal application. The FCC Licenses set forth on Appendix A constitute all FCC licenses and authorizations issued in connection with the operation of the Station. There are no applications pending before the Commission with respect to the Station.

                    (7) The Commission has consented to the assignment of the FCC Licenses to Buyer and that consent has become a Final Order, unless the requirement for a Final Order is waived by Buyer.

                    (8) To the best of such Counsel's knowledge, there is no Commission investigation, notice of apparent liability or order of forfeiture, pending or outstanding against the Station, or any complaint, petition to deny or proceeding against or involving the Station pending before the Commission.

                    The foregoing opinions shall be for the benefit of and may be relied on by Buyer and Buyer's lenders (identified at Closing). In rendering such opinions, Seller's counsel may rely upon such corporate records of Seller, such certificates of public officials and officers of Seller and such other documents or assumptions as may be deemed appropriate or necessary. Any opinion concerning the enforceability of this Agreement may be based on the laws of the District of Columbia applicable to transactions in that jurisdiction.

               (g) FINAL ORDER. The Commission's action granting the Assignment Application shall have become a Final Order.

               (h) CLOSING DOCUMENTS. At the Closing Seller shall deliver to Buyer (i) such assignments, bills of sale and other instruments of conveyance as are necessary to vest in Buyer title to the Purchased Assets, all of which documents shall be dated as of the Closing Date, duly executed by Seller and in form reasonably acceptable to Buyer; (ii) a certificate, dated the Closing Date, executed by Seller's President certifying as to those matters set forth in Section 10.2(a) and (b); and (iii) copies of Seller's corporate resolutions authorizing the Transaction, each certified as to accuracy and completeness by Seller's Secretary.

          10.3. ADDITIONAL CONDITIONS TO SELLER'S OBLIGATION. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate the Transaction is subject, at Seller's option, to the satisfaction or waiver by Seller of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

               (b) COMPLIANCE WITH CONDITIONS. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date under this Agreement shall have been duly complied with and performed in all material respects.

               (c) OPINION OF BUYER'S COUNSEL. At Closing, Buyer shall deliver to Seller the written opinion of Buyer's counsel, dated the Closing Date, in scope and form reasonably satisfactory to Seller, to the following effect:

                    (1) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to enter into and perform this Agreement.

                    (2) This Agreement has been duly executed by Buyer, and such action has been duly authorized by all necessary corporate action. This
Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium, and similar laws relating to or affecting creditors' and other obligees' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

                    (3) None of (i) the execution and delivery of this Agreement, (ii) the consummation of the Transaction, or (iii) compliance with the terms and conditions of this Agreement will, with or without the giving of notice, lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under or violate Buyer's articles of incorporation or by-laws, or to counsel's knowledge, any judgment, decree or order to which Buyer is a party or by which Buyer may be bound and as to which counsel is representing or advising Buyer.

                    (4) To the knowledge of counsel, counsel is not representing or advising Buyer as to any pending or threatened suit, action or proceeding that questions or may affect the validity of any action to be taken by Buyer pursuant to this Agreement, or that seeks to enjoin, restrain or prohibit Buyer from carrying out the Transaction.

                    The foregoing opinions shall be for the benefit of and may be relied on by Seller. In rendering such opinions, Buyer's counsel may rely upon such corporate records of Buyer, such certificates of public officials and officers of Buyer and such other documents or assumptions as may be deemed appropriate or necessary. Any opinion concerning the enforceability of this Agreement may be based on the laws of the District of Columbia applicable to transactions in that jurisdiction.

               (d) ASSUMPTION OF LIABILITIES. Buyer shall assume and agree to pay, perform and discharge Seller's obligations under the Contracts, Sales Agreements and Trade Agreements to the extent Buyer has expressly agreed to assume such obligations pursuant to Section 4.4.

               (e) PAYMENT. Buyer shall pay Seller the portion of the Purchase Price due at Closing, as provided in Section 4.2.

               (f) CLOSING DOCUMENTS. Buyer shall deliver to Seller at the Closing (i) copies of Buyer's corporate resolutions authorizing the Transaction certified as to accuracy and completeness by Buyer's Secretary; and (ii) a certificate, dated the Closing Date, executed by Buyer's President certifying as to those matters set forth in Section 10.3(a) and (b).

11. CLOSING. The Closing Date shall be the tenth day after the date on which the Commission grant of the Assignment Application becomes a Final Order, or, at Buyer's option, if finality is waived, within fifteen (15) days after grant of the Assignment Application or such other time as Seller and Buyer shall mutually agree. Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Buyer's counsel, Roberts & Eckard, P.C., 1150 Connecticut Avenue, N.W., Suite 1100, Washington D.C. 20036.

12.       PRORATIONS.


          12.1. APPORTIONMENT OF EXPENSES. Seller shall be responsible for all expenses arising out of the business of the Station until 11:59 p.m. on the Closing Date, and Buyer shall be responsible for all expenses arising out of the business of the Station after 11:59 p.m. on the Closing Date to the extent such expenses relate to liabilities assumed by Buyer pursuant to Section 4.4. All overlapping expenses shall be prorated or reimbursed, as the case may be, as of 11:59 p.m. on the Closing Date.


          12.2. DETERMINATION AND PAYMENT. Prorations shall be made, insofar as feasible, at Closing and shall be paid by way of adjustment to the Purchase Price. As to the prorations that cannot be made at Closing, the parties shall, within ninety (90) days after the Closing Date, make and pay all such prorations. If the parties are unable to agree upon all such prorations prior to the expiration of that 90-day period, then any disputed items shall be referred to a firm of independent certified public accountants, mutually acceptable to Seller and Buyer, whose decision shall be final, and whose fees and expenses shall be allocated between and paid by Seller and Buyer, respectively, to the extent that such party does not prevail on the disputed matters decided by the accountants.

13. POST-CLOSING OBLIGATIONS. The parties covenant and agree as follows with respect to the period subsequent to Closing:

          13.1. COLLECTION OF ACCOUNTS RECEIVABLE. At Closing, Seller shall assign to Buyer, for purposes of collection only, all of the Accounts Receivable that are outstanding and unpaid on the Closing Date, except for those Accounts Receivable which Seller has instituted litigation to collect as of the date of this Agreement and which are identified on Appendix K. Buyer shall use such efforts as are reasonable and in the ordinary course of business to those Accounts Receivable for a period of one hundred eighty (180) days following the Closing Date (the "Collection Period"). This obligation, however, shall not extend to the institution of litigation, employment of counsel or any other extraordinary means of collection. So long as those Accounts Receivable are in Buyer's possession, neither Seller nor its agents shall make any solicitation of them for collection purposes or institute litigation for the collection of any amounts due thereunder. All payments received by Buyer during the Collection Period from any person obligated with respect to any Accounts Receivable shall be applied first to Seller's account, and only after full satisfaction thereof, to Buyer's account; provided, however, that if the customer instructs Buyer to apply such payment to amounts owed by such customer to Buyer, then that account shall be deemed a contested account governed by the following sentence. If, during the Collection Period, any account debtor contests the validity of its obligation with respect to any Account Receivable, then Buyer shall return that Account Receivable to Seller after which Seller shall be solely responsible for the collection thereof. Buyer shall not have the right to compromise, settle, or adjust the amounts of any of the Accounts Receivable without Seller's prior written consent. Forty five (45) days after the Closing Date and then on the fifteenth (l5th) day after the close of each preceding month, Buyer shall furnish Seller with a list of Accounts Receivable collected during the applicable period accompanied by a payment equal to the amount of such collections, less any salesperson's, agency, and representative commissions applicable thereto that are deducted and paid by Buyer from the proceeds of such collections. Any Accounts Receivable that are not collected during the Collection Period shall be reassigned to Seller after which Buyer shall have no further obligation to Seller with respect to the Accounts Receivable; provided, however, that all funds subsequently received by Buyer (without time limitation) that can be specifically identified, whether by accompanying invoice or otherwise, as a payment on the Accounts Receivable shall be paid over or forwarded to Seller.

          13.2. INDEMNIFICATION.

               (a) BUYER'S RIGHT TO INDEMNIFICATION. Seller hereby indemnifies and holds Buyer and its assigns harmless from and against (i) any breach, misrepresentation, or violation of any of Seller's representations, warranties, covenants, or other obligations contained in this Agreement or in any Seller Document; (ii) all obligations and liabilities of Seller and/or the Station not expressly assumed by Buyer pursuant to Section 4.4; and (iii) all claims by third parties against Buyer attributable to the operation of the Station and/or the use or ownership of the Purchased Assets prior to Closing. This indemnity is intended by Seller to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including, reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

               (b) SELLER'S RIGHT TO INDEMNIFICATION. Buyer hereby indemnifies and holds Seller and its assigns harmless from and against (i) any breach, misrepresentation or violation of any of Buyer's representations, warranties, covenants or obligations contained in this Agreement; (ii) all obligations and liabilities expressly assumed by Buyer hereunder pursuant to Section 4.4; and
(iii) all claims by third parties against Seller attributable to Buyer's operation of the Station after Closing. This indemnity is intended by Buyer to cover all actions, suits, proceedings, claims, demands, assessments, adjustments, interest, penalties, costs and expenses (including reasonable fees and expenses of counsel), whether suit is instituted or not and, if instituted, whether at the trial or appellate level, with respect to any and all of the specific matters set forth in this indemnity.

               (c)   PROCEDURE   FOR   INDEMNIFICATION.    The   procedure   for
indemnification shall be as follows:

                    (1) The party claiming indemnification (the "Claimant") shall give written notice to the party from which indemnification is sought (the "Indemnitor") promptly after the Claimant learns of any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless. Failure to provide prompt notice shall not be deemed to jeopardize Claimant's right to demand indemnification, provided, that, Indemnitor is not prejudiced by the delay in receiving notice.

                    (2) With respect to claims between the parties, following receipt of notice from the Claimant of a claim, the Indemnitor shall have 15 days to make any investigation of the claim that the Indemnitor deems necessary or desirable, or such lesser time if a 15-day period would jeopardize any rights of Claimant to oppose or protest the claim. For the purpose of this investigation, the Claimant agrees to make available to the Indemnitor and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnitor cannot agree as to the validity and amount of the claim within the l5-day period, or lesser period if required by this Section (or any mutually agreed upon extension hereof) the Claimant may seek appropriate legal remedies.

                    (3) The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim, provided, that, Indemnitor acknowledges in writing to Claimant that Indemnitor would assume responsibility for and demonstrates its financial ability to satisfy the claim should the party asserting the claim prevail. In the event that the Indemnitor shall not satisfy the requirements of the preceding sentence or shall elect not to undertake such defense, or within 15 days after notice of any such claim from the Claimant shall fail to defend, the Claimant shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor. Anything in this Section 13.2(c)(3)
to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Claimant other than as a result of money damages or other money payments, the Claimant shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (ii) the Indemnitor shall not, without the Claimant's written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the plaintiff to the Claimant of a release from all liability in respect of such claim, and (iii) in the event that the Indemnitor undertakes defense of any claim consistent with this Section, the Claimant, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such claim and the Indemnitor and the Claimant and their respective counsel or other representatives shall cooperate with respect to such claim.

               (d) ASSIGNMENT OF CLAIMS. If any payment is made pursuant to this
Section 13.2, the Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of Claimant, and Claimant shall assign to Indemnitor, for its use and benefit, any and all claims, causes of actions, and demands of whatever kind and nature that Claimant may have against the person, firm, corporation or entity giving rise to the loss for which payment was made. Claimant agrees to reasonably cooperate in any efforts by Indemnitor to recover such loss from any person, firm, corporation or entity.

               (e) INDEMNIFICATION SOLE REMEDY. The right to indemnification provided for in this Section shall be the exclusive remedy of either party after Closing in connection with any breach by the other party of its representations, warranties, covenants or other obligations hereunder

               (f) DE MINIMS AMOUNT. Neither party shall be liable to the other for indemnification hereunder, exclusive of indemnification for liabilities retained by Seller or assumed by Buyer, until such amount claimed exceeds One Hundred Thousand Dollars ($100,000) in the aggregate and then from the first dollar thereof.

          13.3. LIABILITIES. Following the Closing Date, Seller shall pay promptly when due all of the debts and liabilities of Seller relating to the Station, other than liabilities specifically assumed by Buyer hereunder. Promptly shall be defined as no later than thirty (30) days after the due date.

14.       DEFAULT AND REMEDIES.

          14.1. OPPORTUNITY TO CURE. Except as provided in Section 8.4(a), if either party believes the other to be in breach hereunder, the former party shall provide the other with written notice specifying in reasonable detail the nature of such breach. If the breach has not been cured by the earlier of: (i) the Closing Date, or (ii) within 10 days after delivery of that notice (or such additional reasonable time as the circumstances may warrant provided the party in breach undertakes diligent, good faith efforts to cure the breach within such 10 day period and continues such efforts thereafter), then the party giving such notice may consider the other party to be in default and exercise the remedies available to such party pursuant to this Section, subject to the right of the other party to contest the alleged breach through appropriate proceedings.

          14.2. SELLER'S REMEDIES. Buyer recognizes that if the Transaction is not consummated as a result of Buyer's default, Seller would be entitled to compensation, the extent of which is extremely difficult and impractical to ascertain. To avoid this problem, the parties agree that if the Transaction is not consummated due to the default of Buyer, Seller, provided that Seller is not in default and has otherwise complied with its obligations under this Agreement, shall be entitled to the Escrow Deposit, with interest earned thereon. The parties agree that this sum shall constitute liquidated damages and shall be in lieu of any other relief to which Seller might otherwise be entitled due to Buyer's failure to consummate the Transaction as a result of a default by Buyer.

          14.3. BUYER'S REMEDIES. Seller agrees that the Purchased Assets include unique property that cannot be readily obtained on the open market and that Buyer will be irreparably injured if this Agreement is not specifically enforced. Therefore, Buyer shall have the right specifically to enforce Seller's performance under this Agreement, and Seller agrees (i) to waive the defense in any such suit that Buyer has an adequate remedy at law and (ii) to interpose no opposition, legal or otherwise, as to the propriety of specific performance as a remedy. If Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to the return of the Escrow Deposit together with all interest earned thereon and any other remedies to which Buyer may be entitled under law and equity.

15.       TERMINATION OF AGREEMENT.

          15.1. FAILURE TO CLOSE. This Agreement may be terminated at the option of either party upon written notice to the other if (x) the Commission has not granted the Assignment Application within nine (9) months after the Commission accepts the Assignment Application for filing or (y) the Commission's action granting the Assignment Application has not become a Final Order within twelve
(12) months after the Commission accepts the Assignment Application for filing; provided, however, that a party may not terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; or (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. This Agreement may also be terminated upon the mutual agreement of Buyer and Seller. In the event of termination pursuant to this Section, the Escrow Deposit, together with all interest earned thereon, shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder unless: (x) the failure to consummate the Transaction is attributable to Buyer's default, and Seller is not in default and has otherwise complied with its obligations under this Agreement, in which case the Escrow Deposit plus interest earned thereon shall be released to Seller as liquidated damages pursuant to Section 14.2; or (y)the failure to consummate the Transaction is attributable to Seller's default, and Buyer is not in default and has otherwise complied with its obligations under this Agreement, in which case Buyer shall be entitled to the return of the Escrow Deposit and all interest earned thereon as contemplated by this Section 15.1, and to such other remedies as are referred to in Section 14.3.

          15.2.  DESIGNATION  FOR  HEARING.  The time for  approval  provided in
Section 15.1 notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, provided, however, that written notice of termination must be given within 10 days after the release date of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section, the Escrow Deposit together with all interest earned thereon shall be returned to Buyer and the parties shall be released and discharged from any further obligation hereunder, provided, however, that if the designation for hearing is predicated upon breach by either party of a representation, warranty or covenant contained in this Agreement, the non-breaching party may, in addition to termination, pursue the remedies available to such non-breaching party under Sections 14.2 and 14.3.

16.       GENERAL PROVISIONS.

          16.1. BROKERAGE. Seller and Buyer represent to each other that neither party has dealt with a broker in connection with the Transaction and that no finders fee is due to any person or entity in connection with the Transaction, except for a possible fee to be paid by Buyer at Closing or later to The Zitelman Group, Inc.

          16.2. FEES. All Commission filing fees for the Assignment Application, shall be paid one-half by Seller and one-half by Buyer. Except as otherwise provided herein, all other expenses incurred in connection with this Agreement or the Transaction shall be paid by the party incurring those expenses whether or not the Transaction is consummated.

          16.3. NOTICES. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when (i) delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) to the party for whom such communication is intended,
(ii) delivered by facsimile transmission with confirmation of receipt thereof or
(iii) three business days after the date mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

               (a)  If to Seller:

                    Mr. Ronald J. Morey
                    Jarad Broadcasting Company of Pennsylvania, Inc. 1103 Stewart Avenue
                    Garden City, New York 11530
                    Fax: (516) 228-9133

                    with a copy (which shall not constitute notice) to:

                    Lewis J. Paper, Esquire
                    Dickstein Shapiro Morin and Oshinsky, LLP
                    2101 L Street, N.W.
                    Washington, D.C. 20037
                    Fax: (202) 887-0689

               (b)  If to Buyer:

                    Mr. Alfred C. Liggins, President
                    Radio One, Inc.
                    4001 Nebraska Avenue
                    Washington, D.C. 20016
                    Fax: (202) 686-2762

                    with a copy (which shall not constitute notice) to:

                    Linda J. Eckard, Esquire
                    Roberts & Eckard, P.C.
                    ll50 Connecticut Avenue, N.W.
                    Suite 1100
                    Washington, D.C. 20036
                    Fax: (202) 296 0464

Either party may change its address for notices by written notice to the other given pursuant to this Section. Any notice purportedly given by a means other than as set forth in this Section shall be deemed ineffective.

          16.4. ASSIGNMENT. Neither party may assign its rights and obligations under this Agreement without the other party's express prior written consent, provided, however, Buyer may assign its rights and obligations pursuant to this Agreement without Seller's consent prior to Closing to (i) an entity which is a subsidiary or parent of Buyer or to an entity owned or controlled by Buyer or its principals or (ii) to Buyer's lenders as collateral for any indebtedness incurred by Buyer and only if, such assignment will not require the initiation of another statutory 30-day public notice period under the Commission's published rules, regulations or policies; and subsequent to Closing to (x) any entity which acquires all or substantially all of the Purchased Assets or (y) to Buyer's lenders as collateral for any indebtedness incurred by Buyer. Subject to the foregoing, this Agreement shall be binding on, inure to the benefit of, and be enforceable by the original parties hereto and their respective successors and permitted assignees.

          16.5. EXCLUSIVE DEALINGS. For so long as this Agreement remains in effect, neither Seller nor any person acting on Seller's behalf shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person or entity concerning the acquisition of all or any interest in any of the Purchased Assets or the Station, other than Buyer or Buyer's permitted assignees.

          16.6. THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended to: (i) confer any rights or remedies on any person other than Seller, Buyer and their respective successors and permitted assignees; (ii) relieve or discharge the obligations or liability of any third party; or (iii) give any third party any right of subrogation or action against either Seller or Buyer.

          16.7. INDULGENCES. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of either party at any time to require performance by the other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by either party for the performance of any obligation or act by the other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

          16.8. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The several representations, warranties, and indemnification obligations of the parties contained herein shall survive for fifteen months after the Closing Date except that claims properly asserted within the fifteen month period shall survive until finally and fully resolved; provided, however, that Buyer's indemnification rights with respect to those obligations and liabilities of Seller and/or the Station not expressly assumed by Buyer shall survive the Closing until such liabilities and obligations are discharged in full. Likewise, Seller's indemnification rights with respect to those liabilities and obligations expressly assumed by Buyer shall survive the Closing until such liabilities and obligations are discharged in full.

          16.9. PRIOR NEGOTIATIONS. This Agreement supersedes in all respects all prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of such prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

          16.10. EXHIBITS AND APPENDICES. The Exhibits and Appendices attached hereto or referred to herein are a material part of this Agreement, as if set forth in full herein.




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



          16.11. ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Exhibits and Appendices to this Agreement set forth the entire understanding between the parties in connection with the Transaction, and there are no terms, conditions, warranties or representations other than those contained, referred to or provided for herein and therein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except by an instrument in writing signed by each of the parties hereto.

          16.12. COUNSEL. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement.

          16.13. GOVERNING LAW, JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of New York without regard to the choice of law rules utilized in that jurisdiction. Buyer and Seller each (a) hereby irrevocably submit to the jurisdiction of the courts of that state and (b)hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Buyer and Seller each hereby consent to service of process by registered mail at the address to which notices are to be given. Each of Buyer and Seller agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other party hereto. Final judgment against Buyer or Seller in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided, however, that any party may at its option bring suit, or institute other judicial proceedings, in any state or federal court of the United States or of any country or place where the other party or its assets, may be found.

          16.14. SEVERABILITY. If any term of this Agreement is illegal or unenforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

          16.15. COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were on the same instrument. Each fully executed set of counterparts shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

          16.16. FURTHER ASSURANCES. Each party shall at any time and from time to time after the Closing execute and deliver to the other party such further conveyances, assignments and other written assurances as may be requested to vest and confirm in Buyer (or its assignee) the title and rights to and in all the Purchased Assets to be and intended to be transferred, assigned and conveyed hereunder and to reflect Buyer's assumption of the liabilities and obligations pursuant to this Agreement.

          16.17. TAX FREE EXCHANGE. Seller has advised Buyer that it may elect to structure this transaction as a tax-deferred like-kind exchange pursuant to Internal Revenue Code Section 1031. Buyer will cooperate with such an exchange provided, that, such tax-deferred, like-kind exchange shall (i) not delay the Closing of this Transaction by the initiation of another statutory 30-day public notice period under the Commission's published rules, regulations or policies or otherwise delay the Closing, (ii) not result in any additional cost or expense to Buyer, (iii) not result in any tax consequences to Buyer and (iv) not affect Seller's liability for any of the representations, warranties, covenants and obligations of Seller pursuant to this Agreement. At Closing Seller shall execute a document which will provide that Seller indemnifies Buyer for any claims that the intermediate party participating in the like-kind exchange may have against Buyer.

          16.18. NO DISCLOSURE. The parties agree that no public disclosure of the contents of this Agreement will be made prior to the date that the Assignment Application is filed absent prior approval from the non-disclosing party.




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



          IN WITNESS WHEREOF, and to evidence their assent to the foregoing, Seller and Buyer have executed this Asset Purchase Agreement under seal as of the date first written above.



                            SELLER:

                            JARAD BROADCASTING COMPANY OF PENNSYLVANIA, INC.

                              By: /s/ Ronald J. Morey
                                     -------------------------------------------
                                     Ronald J. Morey,
                                     President

                            BUYER:

                            RADIO ONE, INC.

                            By: /s/ Alfred C. Liggins
                                  ----------------------------------------------
                                 Alfred C. Liggins
                                 President